Exhibit 10.33
THE REGISTRANT HAS APPLIED FOR CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS OF
THIS EXHIBIT WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CONFIDENTIAL PORTIONS OF
THIS EXHIBIT ARE MARKED WITH ASTERISKS (*****) AND HAVE BEEN OMITTED. THE OMITTED PORTIONS OF
THIS EXHIBIT WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
A REQUEST FOR CONFIDENTIAL TREATMENT.
LICENSE AGREEMENT
     This agreement (“Agreement”) entered into this 18th day of October, 2005 by and between NOVAVAX, INC., a Delaware corporation having an address at 508 Lapp Road Malvern, Pennsylvania 19355 (hereinafter referred to as “NOVAVAX” or “Party”) and ESPRIT Pharma, Inc, having an address at 2 Tower Center Boulevard, East Brunswick, NJ 08816, (hereinafter referred to as “ESPRIT” or “Party”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in Article 1.
W I T N E S S E T H
     WHEREAS, NOVAVAX currently markets an estradiol-containing drug product called ESTRASORB and is the owner of a New Drug Application relating to ESTRASORB as well as U.S. Patent No. 5,629,021, Canadian Patent No. 2,211,262, and other patents and patent applications relating to micellar nanoparticle technology.
     WHEREAS, ESPRIT wishes to acquire an exclusive license under such patents and patent applications from NOVAVAX, and NOVAVAX is willing to grant such license to ESPRIT under the terms and conditions of this Agreement.
     WHEREAS, concurrently with the execution and delivery of this Agreement, the parties have entered into the Supply Agreement relating to the manufacture of Licensed Product and the provision of related services and technology by NOVAVAX to ESPRIT.
     WHEREAS, concurrently with the execution and delivery of this Agreement and the Supply Agreement, ESPRIT has executed and delivered to NOVAVAX the Promissory Note relating to $8.0 million of the consideration for this Agreement.
     WHEREAS, concurrently with the execution and delivery of this Agreement, the Supply Agreement and the Promissory Note, *****.
     WHEREAS, the parties intend that this Agreement, other than Sections 3(a), 3(b), and 3(c) hereof which will be effective on the date of this Agreement, will not be effective until the Business Day immediately following the satisfaction in full of ESPRIT’s obligations to pay principal and interest under the Promissory Note on the Maturity Date (as defined therein).
     NOW, THEREFORE, in consideration of the above premises and the covenants contained herein, the parties agree as follows:

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

ARTICLE 1 — DEFINITIONS
     As used in this Agreement, the following terms, when used with initial capital letters, shall have the following meanings, the singular shall include the plural and vice-versa:
          “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with a Party, and for such purpose “control” shall mean (i) directly or indirectly owning, controlling or holding more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest in an entity or (ii) the possession, direct or indirect, of the power to direct or cause the direction of the management or the policies of the entity, whether through the ownership of voting securities, by contract or otherwise. Any such corporation, entity or business structure shall only be considered an Affiliate for so long as such ownership or control exists.
          “Business Day” means any day other than Saturday, Sunday, holiday or any other day on which banks in New York, New York are permitted or required to be closed. Unless otherwise specified herein, “day” will mean calendar day.
          “Calendar Quarter” means each of the periods of time between January and March, April and June, July and September, and October and December.
          “Calendar Year” means the period of time commencing on 1 January and ending on the following December 31.
          “Commercial Sale” and words of similar import means, an arm’s length transaction and shipment by ESPRIT, its Affiliates or each of its sublicensees of a Licensed Product to an independent third party in a country of the Territory.
          “Commitment to Fund” means the agreement by each of the Private Equity Investors to fund ESPRIT with the principal amount due under the Promissory Note within ten (10) Business Days of such default for the express purpose of satisfying ESPRIT’s obligations under the Promissory Note.
          “Confidential Information” has the meaning set forth in Section 6.1.
          “Dollar” means the legal currency of the U.S.
          “Effective Date” means, (a) with respect to ESPRIT’s obligations under Section 3.1(a), 3.1(b), and 3.1(c), the date of this Agreement and (b) with respect to all other terms and conditions of this Agreement, the Business Day immediately following the satisfaction in full of ESPRIT’s obligations to pay principal and interest under the Promissory Note on the Maturity Date (as defined therein).
          “ESPRIT Improvement” means any and all Improvements created, conceived or first reduced to practice by ESPRIT, or its Affiliates, agents, subcontractors or sublicensees, alone or with others (excluding NOVAVAX).
          “ESPRIT Improvement Intellectual Property” means Intellectual Property included in ESPRIT Improvements.

          “ESPRIT Improvement Patents” means patents and patent applications that describe and claim ESPRIT Improvements.
          “ESPRIT Sole Technology” means Intellectual Property that is first conceived and first reduced to practice during the term of this Agreement solely by personnel employed by or on behalf of ESPRIT.
          “FDA” means the United States Food and Drug Administration and successor bodies or corresponding foreign administrative bodies.
          “Field” means the use, manufacture or sale of topically- or transdermally-administered products containing no active ingredient other than17ß estradiol (excluding contraceptive products, Selective Estrogen Receptor Modulators and products administered vaginally, orally, nasally, through the gum or by injection) which utilize NOVAVAX’s micellar nanoparticle technology in the field of women’s health in products that are marketed under NOVAVAX’s NDA #21-371.
          “First Commercial Sale” means, with respect to any Licensed Product, the first Commercial Sale.
          “Fiscal Year” means the period of time commencing on the Monday following the Sunday closest to the end of the calendar month of December and terminating on the Sunday closest to the end of the immediately succeeding December.
          “GAAP” means U.S. generally accepted accounting principles, consistently applied.
          “Improvement” means any change, improvement, development, or modification of a Licensed Product with respect to formulation technology, any component/material utilized in the formulation technology, or the method or process of making or using a Licensed Product utilizing the formulation technology, that (a) is made, conceived of or reduced to practice by either Party or their Affiliates, agents, subcontractors or sublicensees, alone or with others, or as a result of work performed on a Licensed Product during the term of this Agreement and (b) is covered by or derived or resulting from the practice of Licensed Patents, patents, patent applications and other Intellectual Property rights in or that cover any of the foregoing.
          “Improvement Patent” means patents and patent applications that describe and claim Improvements.
          “IND” has the meaning set forth in Section 10.3(c).
          “Intellectual Property” has the meaning set forth in Section 5.1.
          “Joint Improvement” means any and all Improvements created, conceived or first reduced to practice during the term of this Agreement by NOVAVAX, or its Affiliates, agents, subcontractors or sublicensees, and ESPRIT, or its Affiliates, agents, subcontractors or sublicensees. Joint Improvement shall not include any Improvement that is a NOVAVAX Improvement or an ESPRIT Improvement.

          “Joint Improvement Intellectual Property” means Intellectual Property included in Joint Improvements.
          “Joint Improvement Patents” means patents and patent applications that describe and claim Joint Improvements.
          “Launch” means the date of the First Commercial Sale of any Licensed Product.
          “Licensed Know-How” means, to the extent relating and necessary to the manufacture of a Licensed Product, all information or special knowledge on the part of NOVAVAX as of the Effective Date not generally known to the public, including but not limited to inventions, discoveries, reports, protocols, processes, apparati, techniques, methods, models, screens, assays, products, regulatory submissions, and technical information, together with all experience, data, formulas, procedures and results, and including all chemical, pharmacological, toxicological, clinical, analytical, quality control, and safety data (including but not limited to data from use of the Licensed Product), and any other materials or compositions relating to the manufacture of a Licensed Product or being useful in the manufacture, use, sale or Registration of a Licensed Product as reasonably determined by NOVAVAX; except to the extent that the disclosure of such information or special ability is prohibited by law, rule, regulation, order, treaty, contract, agreement or other obligation. Licensed Know-How also includes the NOVAVAX Improvement Intellectual Property as set forth in section 5.2.4 hereof to the extent not disclosed in any patent or patent application of the Licensed Patents. Licensed Know-How shall constitute Confidential Information of NOVAVAX in accordance with Section 6.
          “Licensed Patent” means U.S. Patent No. 5,629,021, Canadian Patent No. 2,211,262, including any other of their respective counterparts in the Territory, as well as all continuations, continuations-in-part, divisions, renewals, reissues, reexaminations, extensions, and patents of addition and patents of importation of the foregoing containing a Valid Claim that would be infringed by the use or sale of a Licensed Product by ESPRIT, its affiliates or its permitted sublicensees, in the Territory but for the licenses granted herein. In addition, Licensed Patents shall include NOVAVAX Improvement Patents, NOVAVAX’s interests in Joint Improvement Patents and any other patents owned by NOVAVAX that are necessary for ESPRIT to practice the patents described in the preceding sentence.
          “Licensed Product” means any topically- or transdermally-administered product containing no other active ingredient other than 17ß estradiol which is marketed under NOVAVAX’s NDA #21-371, the use, sale or manufacture of which would, but for a license, infringe a Valid Claim of a Licensed Patent or an Improvement Patent in the country in which it is sold. Licensed Products include Improvements made by NOVAVAX related to formulation and for Licensed Product packaging.
          “Licensed Technology” means Licensed Patents and Licensed Know-how.
          “NDA” has the meaning set forth in Section 10.3(c).

          “Net Sales” means, on a country-by-country basis (a) for any bona fide arm’s length transaction in which Licensed Products are Commercially Sold separately by ESPRIT, its Affiliates, and its permitted sub-licensees to independent third parties (rather than bundled with any other products or services), the amount invoiced for the sale of Licensed Products in finished packaged form, and (b) for all other transactions in which Licensed Products are sold, used or otherwise disposed of by ESPRIT, its Affiliates and its permitted sublicensees (including in barter or similar transactions, or transactions that are not at arm’s length to a third party, or transactions in which Licensed Products are not sold separately), the total sales price for Products in such transactions; less, in the case of clause (a) and (b) above (i) all normal and customary trade and quantity discounts, (ii) allowances, chargebacks, wholesaler fees and deductions, retailer fees and deductions, rebates, including government and managed care rebates, and credits determined in accordance with GAAP, and returns and replacements determined in accordance with GAAP, less any freight charges paid by third parties for delivery and less excise, value added and other taxes and or/duties applicable to sales of Licensed Products which the selling party has to pay or absorb on such sales. Further, Net Sales shall not include normal and customary promotional samples, including, subject to the foregoing, any samples affixed to or accompanying other products of ESPRIT or any of its Affiliates, coupons or other promotional incentives.
          “NOVAVAX Improvement” means any and all Improvements created, conceived or first reduced to practice by NOVAVAX, or its Affiliates, agents, subcontractors or sublicensees, alone or with others (excluding ESPRIT).
          “NOVAVAX Improvement Intellectual Property” means Intellectual Property included in NOVAVAX Improvements.
          “NOVAVAX Improvement Patents” means patents and patent applications that describe and claim NOVAVAX Improvements.
          “Promissory Note” means that certain $8.0 million promissory note due December 30, 2005 issued and delivered on the date hereof by ESPRIT to NOVAVAX.
          “Registration” means a filing with a governmental authority for the purpose of obtaining legal and regulatory approval to conduct clinical trials for a product or to commence making, using, and/or selling a product, including an NDA filing or its equivalent in the Territory.
          “Supply Agreement” means a separate agreement to be executed and delivered concurrently with this Agreement under which NOVAVAX shall supply Licensed Product to ESPRIT.
          “Territory” means the United States (including Puerto Rico), Mexico and Canada.
          “Trademarks” means all registered and unregistered trademarks listed on Schedule 1 attached hereto.
          “Valid Claim” means a claim or pending claim in any unexpired, enforceable, issued patent within the Licensed Patent or Improvement Patent which has not been held invalid by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction, and which is not admitted to be invalid through disclaimer or dedication to the public.

          “Year” shall mean the period of time commencing on the calendar day of the First Commercial Sale of a Licensed Product and ending three hundred and sixty four (364) days thereafter.
ARTICLE 2 — GRANT OF RIGHTS
     2.1 Subject to the terms and conditions hereof, NOVAVAX hereby grants to ESPRIT, commencing on the Effective Date, an exclusive license under the Licensed Patents and Licensed Know-how to make and have made, import, use, sell, offer for sale, and have sold Licensed Product (including under the Trademark) in the Territory in the Field.
     2.2 Subject to the terms and conditions hereof, NOVAVAX hereby grants to ESPRIT, commencing on the Effective Date, an exclusive license to the NOVAVAX Improvement Intellectual Property to make and have made, import, sell, offer to sell, and have sold Licensed Product in the Territory in the Field.
     2.3 ESPRIT shall have the right to sublicense commencing on the Effective Date the rights granted under Sections 2.1 and Section 2.2 of this Agreement on terms substantially similar to those contained herein to a controlled Affiliate of ESPRIT and to non-Affiliated third parties, provided that any such sublicense to non-Affiliated third parties would require the prior written approval of NOVAVAX which will not be unreasonably withheld or delayed; and provided, further that ESPRIT shall require its permitted sublicensees to comply with all of the obligations of ESPRIT contained in this Agreement and ESPRIT shall be responsible for the performance by such sublicensees of such obligations.
     2.4 ESPRIT hereby grants to NOVAVAX an exclusive, perpetual, worldwide paid up royalty-free license, with rights to sublicense, under ESPRIT Improvement Intellectual Property and ESPRIT’s interests in Joint Improvement Intellectual Property for use outside the Field.
     2.5. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or license in or other right to any technology, know-how, patents, patent applications, products, or biological materials of the other Party, including, but not limited to, items owned, controlled or developed by the other Party, at any time pursuant to this Agreement. This Agreement does not create, and shall under no circumstances be construed or interpreted as creating, an obligation on the part of either Party to grant any license to the other Party other than as expressly set forth herein. Any further contract or license agreement between the Parties shall be in writing.
     2.6 All rights and interests not expressly granted to ESPRIT are reserved by NOVAVAX (the “Reserved Interests”) for itself, its Affiliates and partners (other than ESPRIT) and other licensees and sublicensees, including, but not limited to, the rights to use and grant licenses under the Licensed Technology or any other technology owned or controlled by NOVAVAX to make, have made, use, offer to sell, sell, have sold and import products

(other than a license under Licensed Technology for Licensed Products in the Field, for so long as ESPRIT has an exclusive license under Licensed Technology for Licensed Products in the Field). It shall not be a breach of this Agreement for NOVAVAX, acting directly or indirectly, to exploit its Reserved Interests in any manner anywhere in the Territory, provided, however, that under no circumstances shall NOVAVAX utilize its Reserved Interests to make, have made, use, offer to sell, sell, have sold or import Licensed Products or related Improvements in the Territory in the Field.
ARTICLE 3 — PAYMENTS
     3.1 In consideration of the license granted hereunder, ESPRIT shall make the following payments in Dollars to NOVAVAX as follows:
     (a) Upon the Business Day immediately following the date of this Agreement, ESPRIT shall pay NOVAVAX an amount equal to Two Million Dollars ($2,000,000) in cash by wire transfer.
     (b) Upon the Business Day immediately following the date of this Agreement, ESPRIT shall pay NOVAVAX an amount equal to Eight Million Dollars ($8,000,000) in the form of the Promissory Note.
     (c) Upon the first anniversary of the date of this Agreement, ESPRIT shall pay NOVAVAX an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) in cash by wire transfer.
     (d) ESPRIT will, or will cause its designated Affiliates to, pay NOVAVAX the following one-time sales milestone payments (each a “Milestone Payment”) within ***** ( ***** ) days after the first satisfaction of the following sales milestones (each a “Milestone”):

Milestone
Milestone	Payment
1. Upon reaching an annual Net Sales level of ***** Dollars ($*****), a one-time payment during the period in which this	***** Dollars
sales level is first reached	($*****	)
2. Upon reaching an annual Net Sales level of ***** Dollars ($*****), a one-time payment during the period in which this	***** Dollars
sales level is first reached	($*****	)
3. Upon reaching an annual Net Sales level of ***** Dollars ($*****), a one-time payment payable during the period in	***** Dollars
which this sales level is first reached	($*****	)
4. Upon reaching an annual Net Sales level of ***** Dollars ($*****), a one-time payment payable during the period in	***** Dollars
which this sales level is first reached	($*****	)
5. Upon reaching an annual Net Sales level of ***** Dollars ($*****), a one-time payment payable during the period in	***** Dollars
which this sales level is first reached	($*****	)

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

The Net Sales levels shall not be cumulative from annual Net Sales period to annual Net Sales period. The parties understand that more than one payment may be made during any single annual Net Sales period. The annual Net Sales shall be calculated in the following two ways: (1) on December 31st of each Calendar Year (commencing with the first Calendar Year following Launch) for the previous twelve (12) months; and (2) on July 1 of each Calendar Year (commencing with the first Calendar Year following Launch) for the previous twelve (12) months. If, according to at least one of the foregoing calculations, the annual Net Sales level reaches a Milestone as specified in the above table, ESPRIT or its Affiliates shall pay NOVAVAX a specified Milestone Payment during the period in which the Milestone is first reached. For example, if the Net Sales in calendar year 2006 is $ *****, then no Milestone Payment would be made. If by July 1, 2007, the Net Sales for the twelve months prior to July 1, 2007 equals or exceeds $ *****, ESPRIT or its Affiliates would pay NOVAVAX a $ ***** in Payments with respect to such Period.
ARTICLE 4 — ROYALTIES
     4.1 ESPRIT will, or will cause its designated Affiliates to, pay NOVAVAX quarterly royalties on the sales of Licensed Products in the Territory in an amount equal to ***** percent (*****%) of the Net Sales in any Calendar Quarter commencing in the first Calendar Year following Launch.
     4.2 No royalties due under this Article shall be payable on sales transactions as among ESPRIT, any of its Affiliates and sublicensees. The final vendee sale to a third party alone shall be used for the purposes of determining the royalty payments due hereunder. Only one royalty payment shall be payable on the sale of each Licensed Product, and the amount of such royalty will be provided in accordance with this Article 4 and the sales date of the Licensed Product to an independent third party. Licensed Products shall be sold only for cash consideration and there shall be no discounting of price to the disadvantage of the price of Licensed Products that are included in or made part of any bundling of Licensed Products with any existing or future ESPRIT or Affiliate product(s) as part of a sale to independent third parties.
     4.3 ESPRIT shall not be obligated to pay any royalty payments based upon sales of a given Licensed Product in a country of the Territory after the expiration of the last to expire Licensed Patent or Improvement Patent having at least one (1) Valid Claim that would be infringed by the sale of that Licensed Product by ESPRIT, its Affiliates or its sublicensees in that country but for the licenses granted herein.
     4.4 All royalties shall be calculated and payable on a Calendar Quarter basis as of the end of the each Calendar Quarter, and royalties shall be paid within ***** (*****) days following the end of such Calendar Quarter. All royalties shall be calculated on a Licensed Product by Licensed Product basis. Each royalty payment and Milestone Payment shall be accompanied by a written report indicating the amount of Net Sales during such Calendar quarter or applicable period together with a calculation of the royalties and Sales Milestone Payments due. ESPRIT shall deliver the written report for each such Calendar Quarter or applicable period, regardless of whether when any royalty payments or Milestone Payments are required to be paid in that Calendar Quarter or applicable period, commencing in the first Calendar Year following Launch.

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

     4.5 NOVAVAX shall have the right, at its own expense, for the period during which a royalty or Milestone Payment is due to NOVAVAX, to have a firm of independent certified public accountants, to whom ESPRIT has no reasonable objection and subject to customary confidentiality restrictions, solely to examine the relevant books and records of account of ESPRIT relating to the Licensed Product during reasonable business hours and no more than ***** during each Fiscal Year, to determine whether appropriate payment (including, without limitation, payment pursuant to Sections 3.1(c), 4.1 and 5.1) has been made by ESPRIT hereunder. The accountant shall disclose to NOVAVAX only information relating to the accuracy of the royalty and Sales Milestone Payment reports and the royalty payments and Milestone Payments made according to this Agreement. The information received by the accountant, except for information necessary for disclosure to NOVAVAX to establish the accuracy of such reports, shall be held confidential. If such accounting firm correctly concludes that additional royalties or Milestone Payments were owed during such period, ESPRIT shall pay the additional royalties within thirty (30) days of the date NOVAVAX delivers to ESPRIT such accounting firm’s written report so correctly concluding. If the amount of such additional royalties or Milestone Payments owed exceeds ***** percent (*****%) of the amount of royalty payments or Sales Milestone Payments actually made by ESPRIT for such period, ESPRIT shall reimburse NOVAVAX for the commercially reasonable fees and expenses of the accounting firm incurred in the conduct of the applicable audit.
     4.6 The remittance of Milestone Payments or royalties payable on sales outside the U.S. will be payable to NOVAVAX in Dollars according to the official rate of exchange of the currency of the country from which the royalties are payable as quoted by The Wall Street Journal, New York edition, for the last day of the Fiscal Quarter or other applicable period for which the royalty payment is made. If the transfer or the conversion into U.S. Dollars in any such instance is not lawful or possible, the payment of such part of the Milestone Payment of royalties as is necessary shall be made by the deposit thereof, in whatever currency is allowable and acceptable by NOVAVAX, to the credit and account of NOVAVAX or its nominees in any commercial bank or trust company of its choice located in that country. ESPRIT shall give prompt notice of such deposit to NOVAVAX.
     4.7 All royalties, Milestone Payments and other payments required hereunder shall be paid in accordance with the instructions provided by NOVAVAX in immediately available funds by wire transfer to a bank or other institution designated in writing by NOVAVAX from time to time.
ARTICLE 5 — LICENSED PRODUCT MANUFACTURE; INTELLECTUAL PROPERTY; REGULATORY MATTERS
     5.1 Intellectual Property. Any intellectual property rights, including without limitation, patents, patent applications, inventions, and know-how (hereinafter referred to as “Intellectual Property”) owned or controlled by either Party prior to the parties entering into this Agreement shall remain the property of such Party, subject only to the rights and licenses granted herein.

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

5.1.1 Any Intellectual Property that is first conceived and first reduced to practice during the term of this Agreement solely by personnel employed by or on behalf of NOVAVAX shall remain the property of NOVAVAX, subject to the rights and licenses granted herein.
5.1.2 Any Intellectual Property that is first conceived and first reduced to practice during the term of this Agreement solely by personnel employed by or on behalf of ESPRIT shall remain the property of ESPRIT, subject to the rights and licenses granted herein (“ESPRIT Sole Technology”).
5.1.3 Any Intellectual Property that is first conceived or first reduced to practice during the term of this Agreement by personnel employed by or on behalf of ESPRIT and personnel employed by or on behalf of NOVAVAX (other than the Intellectual Property described in Section 5.1.1 and Section 5.1.2) shall be and shall remain the joint property of NOVAVAX and ESPRIT, subject to the rights and licenses granted herein (“Joint Intellectual Property”). The parties agree to keep the Joint Intellectual Property in confidence on a basis consistent with Article 6 and not to publicly disclose the same except in accordance with Article 6.
5.1.4 NOVAVAX Improvement Intellectual Property shall constitute Licensed Technology throughout the term of this Agreement to the extent that such Intellectual Property is relevant to the use, sale or Registration of a Licensed Product and to the extent that the licensing of such Intellectual Property by NOVAVAX to ESPRIT pursuant to the terms of this Agreement would not be prohibited by law, rule, regulation, order, treaty, contract, agreement, or other obligation.
     5.2 Transfer of NDA and IND. The Parties agree and acknowledge that within 20 days after the Effective Date and receipt of ESPRIT’s written request, NOVAVAX shall provide ESPRIT with a letter addressed to the FDA authorizing and requesting that each NDA and IND owned by NOVAVAX and pertaining to the Licensed Product in the Territory, as the case maybe, be transferred, in its entirety, to the name of ESPRIT. NOVAVAX shall provide ESPRIT with a copy of the letter and ESPRIT shall promptly send a letter to the FDA accepting the NDA and IND. NOVAVAX will be entitled to copy and reference the NDA and IND, and any safety database or other safety information related to the Licensed Product, outside the Territory freely as it determines. Each party will notify the other immediately by telephone (with prompt written follow-up) of any inquiry, contact or communication received from any governmental regulatory agency or other official body (within or outside of the Territory) which relates to the Licensed Product or any component or ingredient thereof, and will promptly furnish the other party with copies of all written communications relating thereto sent to or received from such regulatory agency. ESPRIT shall consult with NOVAVAX prior to making a material modification to the NDA or IND pertaining to the Licensed Product, and shall consider in good faith NOVAVAX’s views with respect to the impact any such modification may have on the marketing and commercialization of the Licensed Product outside of the Territory. ESPRIT shall provide, at NOVAVAX’s expense, such cooperation as may be reasonably to assist NOVAVAX in referencing the NDA or IND pertaining to Licensed Product or safety information related to Licensed Product in connection with regulatory applications and approvals for Licensed Product outside of the Territory made by NOVAVAX or NOVAVAX’s licensees; provided that, in ESPRIT’s reasonable judgment, such assistance is not unduly burdensome to ESPRIT’s senior management. NOVAVAX hereby retains and

ESPRIT hereby grants to NOVAVAX the perpetual exclusive, fully paid up right to use with the right to sublicense ((i) outside the Field and (ii) in the Field but outside the Territory) all data created by under or in connection with the NDA and the IND.
     5.3 Maintenance of NDA. ESPRIT shall bear responsibility for, and shall bear all costs related thereto, to take such actions as may be necessary, in accordance with accepted business practices and legal requirements, to obtain and maintain the authorization and/or ability to market the Licensed Product in the Territory. Without limiting the generality of effect of the foregoing, ESPRIT shall be responsible for all of the PDUFA fees, including, without limitation, establishment fees and product fees, associated with NDA. The establishment fees will be allocated on a pro rata basis agreed upon by the parties in the event other FDA approved product(s) are manufactured by Novavax at the Cardinal facility.
     5.4 Communications with Regulatory Authorities. ESPRIT shall have the responsibility, and shall bear all costs related to, communications with any government agencies to satisfy its requirements regarding the authorization and/or continued authorization to market the Licensed Product in commercial quantities in the Territory. NOVAVAX shall promptly notify ESPRIT of any inquiry or other communication that it receives from the FDA concerning the Licensed Product. ESPRIT shall handle all communications with the FDA concerning the Licensed Product (other than with respect to the manufacture thereof which will be handled by NOVAVAX), including but not limited to reporting adverse reactions and responding to any inquiries concerning advertising or promotional materials, and shall provide copies of all such communication to NOVAVAX. NOVAVAX, however, shall be able to communicate with such governmental agency regarding the Licensed Product if:
          (a) Such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; or
          (b) NOVAVAX, if practical, made a request of such agency to communicate with ESPRIT instead, and such agency refused such request;
          (c) Such communication relates to the CMC Section of the NDA for the Licensed Product, manufacturing specifications related to the Licensed Product;
          (d) provided, however, that before making any communication under (a), (b) or (c) of this Section, NOVAVAX shall give ESPRIT notice as soon as possible of NOVAVAX’s intention to make such communication, and ESPRIT shall be permitted to accompany NOVAVAX, take part in any such communications and receive copies of all such communications.
     5.5 Medical Inquiries. ESPRIT shall respond to medical questions or inquiries relating to the Licensed Product and shall instruct its sales force to direct medical inquiries either to its own medical personnel or to the ESPRIT toll-free number referred to in Section 5.6, within a reasonable time from the Effective Date. ESPRIT shall designate an individual to serve as medical liaison in order to ensure consistency in the handling of medical inquiries. The medical liaison will regularly review Licensed Product inquiries and responses and will also be available for responding to non-routine inquiries should these arise.
     5.6 Toll-Free Number. ESPRIT shall maintain a toll-free telephone number to provide information in response to inquiries from health care professionals and consumers. This number shall be noted in all appropriate advertising and promotional materials, except that NOVAVAX may, at its own option, use a different number in advertising and promotional materials that it develops for use outside of the Territory.

     5.7 Adverse Reactions; Recalls. Except as otherwise set forth in the Supply Agreement, ESPRIT shall be responsible for handling all complaints from customers in the Territory relating to adverse reaction reports, adverse events, and recall activities with respect to the Licensed Product. NOVAVAX shall promptly transfer and notify ESPRIT of any such complaints, and shall cooperate with ESPRIT as necessary to resolve or address the situation, including, without limitation, by providing detailed distribution records to ESPRIT.
     5.8 NDC Number. The Parties acknowledge and agree that (a) the Licensed Product may be distributed initially for up to 90 days under the National Drug Code number for the Licensed Product assigned to NOVAVAX and (b) ESPRIT shall be responsible, at its expense, for complying with on NOVAVAX’s behalf, or assisting NOVAVAX in its compliance, with all FDA and other obligations or requirements (including without limitation adverse reaction reports, adverse events, and recall activities) applicable to NOVAVAX as a result of any and all distribution of the Licensed Product under the National Drug Code number for the Licensed Product assigned to NOVAVAX.
     5.9 Withdrawal of NDA. ESPRIT will not take any action or omit to take any action that could reasonably be expected to result in withdrawal of the NDA.
     5.10 Recall. In the event that either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or other removal of any Licensed Product, or any lot or lots thereof, from the market, it shall promptly advise and consult with the other Party with respect thereto. The parties shall jointly make the final determination to recall or otherwise remove a Licensed Product or any lot or lots thereof from the market. ESPRIT shall be responsible for the costs of any recall except if such recall is solely the result of any failure of NOVAVAX to manufacture Licensed Product in accordance with written specifications agreed upon by the parties under the Supply Agreement.
     5.11 Commercially Reasonable Efforts. ESPRIT agrees that it will and will cause its sublicensees and Affiliates to use commercially reasonable efforts to market and sell the Licensed Product.
     5.12 LED Studies. The costs and expenses of any lowest effective dose study relevant to Licensed Product (an “LED Study”) will be borne as follows: (a) the first $***** by ESPRIT and (b) any amount in excess of $***** by ESPRIT subject to reimbursement by NOVAVAX of *****% of such excess (such reimbursement not to exceed $***** in any single Calendar Year) if and only to the extent that Milestone Payments have been made in accordance with this Agreement. Without limiting the generality or effect of the foregoing, NOVAVAX will be entitled to review and approve protocols relating to any LED Study.
ARTICLE 6 — CONFIDENTIALITY AND PUBLICITY
     6.1 All information disclosed by one Party to the other(s) or developed by the parties pursuant to the terms of this Agreement (the “Confidential Information”) shall be maintained strictly confidential and used only for the purposes of this Agreement in accordance with this Article 6 (“Purposes”). Each Party may also disclose the other’s information to an Affiliate,

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

agent or consultant, who is under a written obligation of confidentiality and non-use at least substantially equivalent to the obligations of this Article 6, with the exceptions that (i) ESPRIT may disclose such information to its Affiliates who agree to maintain such information in confidence and to use such information only for the Purposes and (ii) the Parties shall each be free to disclose the existence of this Agreement and the nature of the licenses granted hereunder to its Affiliates and other prospective licensees and sub-licensees, investors or prospective investors, lenders and other potential funding sources, or to a third party in connection with a merger or acquisition or proposed merger or acquisition, subject to an obligation of confidentiality and non-use, provided that such Party shall have used commercially reasonable efforts to obtain a written confidentiality agreement from such third party contemplated by this sentence. Each Party shall guard any confidential information of the other Party with the same level of diligence as it normally guards any of its own internal confidential, proprietary information. Each Party shall be responsible for the breach of any of the provisions of this Article 6 by a person or entity to whom such Party discloses information contemplated hereby. Notwithstanding the foregoing, each Party shall be relieved of the confidentiality and limited use obligations of this Agreement if:
          (a) the information was previously known to the receiving Party as evidenced by the prior written records of such Party without disclosure by the disclosing Party;
          (b) the information is or becomes generally available to the public through no fault of the receiving Party;
          (c) the information is acquired in good faith in the future by the receiving Party from a third party not under an obligation of confidence to the disclosing Party with respect to such information; or
          (d) the information is independently developed by the receiving Party without reliance on, reference to, or knowledge of, the information disclosed by the disclosing Party.
The parties understand and agree that it shall be the receiving Party’s burden of proof to show the applicability of any of the exceptions set forth in clauses (a), (b) (c) or (d) above.
     6.2 Notwithstanding the above obligations of confidentiality and non-use a Party may:
          (a) disclose information to a regulatory agency that is necessary to obtain regulatory approval in a particular jurisdiction; or
          (b) disclose information to a government agency if the disclosure is necessary to protect the health and safety of the Party’s workers or the public or as required by law; or
          (c) disclose information as and to the extent required to comply with applicable laws and regulations, including the rules and regulations of the U.S. Securities and Exchange Commission.
     In making such disclosures as set forth in this Section 6.2, the disclosing Party shall use reasonable efforts to promptly first notify the owner of the confidential information so as to allow the owner of the confidential information an opportunity to seek a protective order or otherwise limit any such disclosure. In any event, the disclosing Party shall use reasonable efforts to only disclose such information as is required to be disclosed pursuant to the law, regulation, rule or order, and shall use its reasonable efforts to obligate the recipient to secrecy on the same terms as set forth herein. Each Party shall restrict the disclosure of confidential information of the other so that only the persons that need to know it shall be informed and the disclosure be limited to only such portions as necessary for the purposes of this Agreement.

     6.3 Each Party shall not state or imply, in any publication, advertisement, sales promotional material, or other medium:
     a) the name of the other Party or the name(s) of any employee(s) of the other Party; or
     b) the name of any Affiliate of the other Party or the name(s) of any employee(s) of such Affiliate without the prior written consent of the other Party.
     6.4 Except for the filing of a copy of this Agreement with the Securities and Exchange Commission or other securities commission of such other jurisdictions whose laws may apply to either Party to the extent required by law and such other public announcements as may hereafter become required by law, regulation or rule due to changes from the facts and circumstances in existence as of the Effective Date, no Party hereunder shall disclose this Agreement or make any public announcement or filing concerning this Agreement or the subject matter hereof without the prior written consent of the other. In the event that pursuant to the foregoing a Party shall file a copy of this Agreement with the Securities and Exchange Commission or other securities commission of such other jurisdictions whose laws may apply to either Party, it shall use reasonable efforts seek confidential treatment for all portions thereof reasonably requested by the other Party. Any proposed announcement or filing by a Party shall be made available to the other Party in advance of publication or filing, as the case may be, for review and comment. If a Party decides to make an announcement or disclosure required by law or as otherwise permitted under this section of this Agreement, it will provide the other Party with at least ten (10) Business Days, where possible, advance written notice of the text of any such written announcement or disclosure or content of any non-written disclosure or announcement, except to the extent applicable law requiring disclosure would not permit such advance notice (such as in the case of certain securities filings), in which case the disclosing Party will give the maximum notice possible under the circumstances, so that the other Party will have an opportunity to comment upon the announcement or disclosure.
     6.5 Except for permissible publications under this Article 6, neither Party will publish any information based upon or derived from the work performed under this Agreement without the prior review and consent of the Parties pursuant to this Section 6.5.
     6.6 With respect to information disclosed on or after the Effective Date between ESPRIT and NOVAVAX under the provisions of this Agreement, the provisions of this Agreement shall govern and prevail. In the event of any conflict between this Agreement and any other pending confidentiality agreement between ESPRIT and NOVAVAX, with respect to information disclosed on or after the Effective Date, the terms of this Agreement shall govern and prevail.
ARTICLE 7 — PATENT PROSECUTION AND MAINTENANCE
     7.1 Subject to Section 7.4 of this Agreement, NOVAVAX shall have sole authority and agrees to prosecute or cause to be prosecuted to allowance or final rejection the patent applications (including any reissue patent applications or reexamination patent applications) included in the Licensed Patents that are owned or controlled by NOVAVAX, in whole or in part, including the Joint Improvement Intellectual Property (hereinafter collectively “Patent Applications”), in the countries in which the Licensed Patents are being prosecuted or maintained as of the Effective Date. NOVAVAX shall issue as a patent each such Patent Application prosecuted to allowance at NOVAVAX’s sole expense. NOVAVAX shall pay all attorneys fees and other costs associated with the preparation, filing, and prosecution of such Patent Applications in the Territory included in the Licensed Patents.

     7.2 NOVAVAX agrees to promptly provide (if not already provided and on an ongoing basis, as the case may be) ESPRIT with copies of:
     (a) All Patent Applications included in the Licensed Patents;
     (b) All prior art searches it has performed (or has had performed) related to such Patent Applications; and
     (c) All correspondence to and from the U. S. Patent and Trademark Office and foreign patent offices relating to such Patent Applications.
     7.3 ESPRIT shall have the right to consult with NOVAVAX from time to time and on a reasonable basis regarding the content of the Patent Applications included in the Licensed Patents, as well as the prior art searches and correspondence related thereto, and to comment thereon. NOVAVAX shall consider all such comments offered by ESPRIT, it being agreed, however, that all final decisions respecting conduct of the prosecution of said patent applications shall rest solely in the discretion of NOVAVAX.
     7.4 NOVAVAX shall promptly notify ESPRIT in the event NOVAVAX decides at any time to abandon or discontinue prosecution of any one or more of the Patent Applications included in the Licensed Patents. Such notification will be given as early as possible which in no event will be less than forty-five (45) days prior to the date on which such Patent Application(s) will become abandoned. ESPRIT shall have the option, exercisable upon written notification to NOVAVAX, to assume full responsibility for the prosecution of the affected Patent Application(s), in which event such affected Patent Application(s) shall, at ESPRIT’s option, be promptly exclusively licensed royalty-free to ESPRIT and its sublicensees to make and have made, import, sell, offer to sell, and have sold Licensed Product in the Territory in the Field.
     7.5 NOVAVAX shall pay all official taxes, annuities and fees required to keep in force all Patent Applications and patents, which are included in the Licensed Patents, and shall submit evidence, upon written request, to ESPRIT that said government fees have been timely paid. In the event NOVAVAX decides not to pay the maintenance fee due on any one or more of said patents or Patent Applications, NOVAVAX will give ESPRIT written notice of such decision at least sixty (60) days in advance of the payment date. ESPRIT shall thereupon have the option to pay the maintenance fees due on the affected patents or Patent Applications, in which case the affected Patent(s) or Patent Application(s) shall, at ESPRIT’s option, be promptly exclusively licensed on an exclusive, royalty free, perpetual and fully paid up basis to ESPRIT to make and have made, import, sell, offer to sell, and have sold Licensed Product in the Territory in the Field.
     7.6 Each Party shall promptly disclose to the other any Improvements made, conceived or reduced to practice by the disclosing Party or its Affiliates, agents, subcontractors or sublicensees.
ARTICLE 8 — COMPETING PRODUCTS AND INFRINGEMENT
     8.1.1 If, during the term of this Agreement, NOVAVAX or ESPRIT becomes aware of infringing sales of product competitive with Licensed Products by a third party in a given

Calendar Quarter in a country of the Territory that are greater than ***** percent (*****%) of ESPRIT’s Commercial Sales of such Licensed Products, by Dollar or equivalent legal currency of the given country in the Territory, of Licensed Products in the Field in the same country of the Territory and in the same Calendar Quarter that constitute infringement by a third party of any issued patent (except for a patent relating to ESPRIT Sole Technology) included in the Licensed Patents, that Party shall promptly notify the other Party in writing to that effect. ESPRIT shall have the right, but not the obligation, to bring suit against any infringer of a patent relating to ESPRIT Sole Technology at its own cost and expense.
     8.1.2 NOVAVAX shall have the initial right, but not the obligation, to initiate or prosecute an infringement or other appropriate suit or action against any third party infringer of a Licensed Patent at its own expense. ESPRIT has the right to join such suit or action at its own expense. If, (a) after the expiration of ninety (90) days from said notice, NOVAVAX has not obtained a discontinuance of such infringement or brought suit against the third party infringer, and (b) the infringing product is competitive with Licensed Products, ESPRIT shall have the right, but not the obligation, to bring suit (at ESPRIT’s sole expense) against such third party infringer, provided that if NOVAVAX is joined to the suit, NOVAVAX will pay for its own litigation expenses.
     8.1.3 If, prior to the expiration of ninety (90) days from given notice under Section 8.1.1, NOVAVAX obtains a discontinuance of such infringement or brings suit against the third party infringer, and ESPRIT does not join the suit, then NOVAVAX shall retain all damages or other monies awarded or received in settlement of such suit. ESPRIT will cooperate with NOVAVAX in any such suit and shall have the right to consult with NOVAVAX and be represented by its own counsel at its own expense.
     8.1.4 If, prior to the expiration of ninety (90) days from given notice under Section 8.1.1, NOVAVAX brings suit against the third party infringer, and ESPRIT exercises its right to join the suit, then each Party shall have the right to be represented by independent counsel in such litigation at its own expense and neither Party shall incur any liability to the other Party as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding the patent invalid or unenforceable. Furthermore, any amounts recovered as a result of any infringement action taken by the Parties hereunder shall be split equally.
     8.1.5 If, after the expiration of said ninety (90) days from the date of given notice under Section 8.1.1, NOVAVAX has not obtained a discontinuance of such infringement or brought suit against the third party infringer, and ESPRIT decides to exercise its right, after such ninety (90) notice period, to bring suit against such infringer and join NOVAVAX as a party plaintiff, then NOVAVAX will reasonably cooperate with ESPRIT in any suit for infringement of a patent of the Licensed Patents brought by ESPRIT against a third party, and shall have the right to consult with ESPRIT and to participate in and be represented by independent counsel in such litigation at its own expense. Neither Party shall incur any liability to the other as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding the patent invalid or unenforceable. Furthermore, any amounts recovered as a result of any infringement action taken by the Parties hereunder shall be split equally.
     8.1.6 Neither NOVAVAX nor ESPRIT may agree to settle pursuant to Section 8.1.4 or Section 8.1.5 without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

     8.1.7 Notwithstanding anything to the contrary contained herein, royalties, Milestone Payments and all other payments hereunder shall continue unabated in accordance with the terms and conditions of this Agreements during the pendancy (including all appeals) of any action contemplated by Section 8. 1. 1 through and including Section 8.1.7.
     8.2.1 In the event NOVAVAX or ESPRIT receive notice or otherwise become actually aware of any facts that that ESPRIT’s making, using or selling of a Licensed Product in the Field infringes, will infringe or is alleged by a third party to infringe a third party patent, the Party becoming aware of same shall promptly notify the other. NOVAVAX and ESPRIT shall thereafter attempt to agree upon a course of action, which may include: (a) modifying of a Licensed Product or its use and manufacture so as to be non-infringing; or (b) obtaining a license or assignment from said third party.
     8.2.2 ESPRIT and NOVAVAX shall have the right to negotiate with said third party for such license or assignment to the third party patent. In the event that such negotiation results in a consummated agreement, then ESPRIT shall pay any lump sum payment and/or royalties to be paid thereunder provided NOVAVAX has had an opportunity to review and consent to such license agreement, which shall not be unreasonably withheld or delayed. Any of such lump sum payments or royalties to be paid by ESPRIT and its sublicensees under such ESPRIT negotiated agreement shall be creditable against royalties then due NOVAVAX hereunder. In no event shall ESPRIT be entitled to credit against any royalty payments owed to the extent that any infringement claim by a third party is not based solely upon a Licensed Product described in the above-mentioned NDA (#21-371) or where the infringement claim is not based solely on ESPRIT’s use of the Licensed Technology.
     8.2.3. In the event that ESPRIT is charged with patent infringement by a third party as a result of ESPRIT’s making, using, and/or selling a Licensed Product and it cannot settle or has not settled such infringement pursuant to the terms above, ESPRIT shall have the right to defend against such charge of infringement. NOVAVAX shall have the opportunity to fully participate in such defense at its own expense. If as a result of a final unappealable judgment in the litigation or settlement thereof with the third party as described in the immediately preceding two sentences, ESPRIT is required to pay royalties or other monies to such third party (“Third Party Payment”), ESPRIT may thereafter offset such Third Party Payment (including running royalties and any and all lump sum payments) against any royalties due but not yet paid hereunder to NOVAVAX, unless such infringement claim by a third party is not based solely upon a Licensed Product described in the above-mentioned NDA or where the infringement claim is not based solely on ESPRIT’s use of the Licensed Technology. Any damages or other monies awarded or received in settlement of such litigation against such adverse party shall be shared in accordance with Sections 8.1.4 and 8.1.5.
     8.2.4. Other than as expressly set forth to the contrary in Section 8.2.3, royalties and all other payments hereunder shall continue unabated in accordance with the terms and conditions of this Agreements during the pendancy (including all appeals) of any action contemplated by Section 8.2.1. through and including Section 8.2.4.

ARTICLE 9 — WARRANTIES, REPRESENTATIONS AND ACKNOWLEDGEMENTS
     9.1.1 NOVAVAX expressly warrants and represents that (a) it exclusively owns all of the rights, title and interest in and to the Licensed Patents as defined herein existing as of the date hereof and (b) it has the full corporate right and authority to enter into this Agreement and to carry out the transactions contemplated herein. NOVAVAX further represents and warrants that no academic institution, member of an academic institution, corporation, local, state or federal government, or any other third party holds any property rights in the Licensed Patents, or to its knowledge other Licensed Technology, that pertains to a Licensed Product existing as of the date hereof. Further, NOVAVAX represents that the patent applications and patents of Schedule A are all the current existing Licensed Patents reasonably relevant to the Licensed Product In the Territory having the formulation described on Schedule B attached hereto (the “Formulation”).
     9.1.2 NOVAVAX expressly warrants and represents that, there are no outstanding encumbrances or agreements, either written, or to its knowledge if oral or implied, on the Licensed Technology that are inconsistent with the obligations undertaken by NOVAVAX herein, and that it has not granted and will not grant during the term of this Agreement or any renewal hereof, any license or other privilege under the Licensed Technology with respect to the exclusive rights granted hereunder for a Licensed Product in the Territory in the Field which conflicts, or which could reasonably be expected to conflict, with the terms and conditions of this Agreement.
     9.1.3 NOVAVAX expressly warrants and represents that, to its knowledge, it has disclosed to ESPRIT all reasonably relevant and material regarding pre-clinical and clinical studies and the Licensed Product in its possession or control which NOVAVAX is not otherwise prohibited from disclosing pursuant to law, regulation, order, treaty, agreement, contract or other obligation. NOVAVAX expressly warrants and represents that, at the time of execution of this Agreement, to its knowledge, it does not know of any third party patents or pending applications that would prohibit NOVAVAX’s ability to obtain and enforce its patent protection for Licensed Patents existing as of the date hereof in the Territory to the extent necessary for a Licensed Product having the Formula which has not otherwise been cited in any patent filings by NOVAVAX with the relevant patent offices. NOVAVAX further represents and warrants that as of the date hereof, to NOVAVAX’s knowledge as of the Effective Date, there have been no public uses or public disclosures of the inventions claimed in the patents and patent applications of the Licensed Patents prior to the earliest filing date of each such respective patent or patent application.
     9.1.4 NOVAVAX expressly warrants and represents that it is not required to obtain the consent of any third party to grant the rights granted herein to ESPRIT. NOVAVAX further expressly warrants and represents that the rights granted herein do not conflict with any existing or pending written agreement (or to its knowledge, any existing or pending oral or implied agreement) of NOVAVAX with a third party pertaining to use of the Licensed Technology for a Licensed Product in the Territory.
     9.1.5 NOVAVAX expressly warrants and represents that: a) it has not been notified in writing of any claims of infringement from any third party with respect a Licensed Products as they currently exist, and, to its knowledge, no third party has threatened to make any such claim; and b) that, to its knowledge, it solely owns all of the data and results from any and all preclinical and clinical development and testing of Licensed Products that it conducted or authorized to have conducted prior to the Effective Date of this Agreement, and that NOVAVAX has used reasonable efforts to disclose all of the data from such preclinical and clinical development and testing to ESPRIT in connection with this Agreement. NOVAVAX represents that it has not received written notice of any issued patent owned by a third party which would be infringed by the making, using, and selling of a Licensed Product having the Formula in the countries of the Territory utilizing the Licensed Patents of NOVAVAX as currently in existence as of the date hereof in any in those countries of the Territory.
     9.1.6 NOVAVAX represents and warrants that, to its knowledge, it has undertaken all necessary legal and factual steps to ensure that NOVAVAX is able to license the Licensed Technology to ESPRIT in accordance with this Agreement to ESPRIT.
     9.1.7 NOVAVAX represents and warrants that (i) Schedule 9.1.7 attached hereto represents a true, complete and accurate report of its sales of the Product into each distribution channel and the Product returns it has received for the 12 month period ending September 30, 2005 broken out by month; (ii) March 31, 2005 , NOVAVAX has conducted its manufacturing and sales activities to third parties regarding the Product in the ordinary course of business consistent with past practice, and (iii) since March 31, 2005 through the date of hereof, NOVAVAX has not offered any extraordinary rebates, extraordinary discounts, or any other extraordinary promotional or marketing incentives relating to the Product and has not had sales or returns at levels higher than those historically obtained in accordance with its ordinary course of business consistent with past practice.
     9.2 ESPRIT expressly warrants and represents that (a) it has the full corporate right and authority to enter into this Agreement and to carry out the transactions contemplated herein; (b) it is not required to obtain the consent of any third party to enter into and perform its obligations under this Agreement; (c) its entry into and performance of this Agreement do not conflict with any existing or pending written agreement (or to its knowledge, any existing or pending oral or implied agreement) of ESPRIT with a third party pertaining the subject matter contained herein; (d) it is not aware of any fact or circumstance which would indicate that NOVAVAX is in breach of any of the representations in Sections 9.1.1 through and including 9.1.2; and (e) that the voting equity of ESPRIT is owned by each of the Private Equity Investors as set forth in Schedule 9.2(e) attached hereto.
     9.3. THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, OR NON-INFRINGEMENT, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.
     9.4. EXCEPT FOR THEIR RESPECTIVE OBLIGATIONS UNDER ARTICLE 11 ARISING OUT OF THIRD PARTY CLAIMS, SUITS OR DEMANDS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER.

ARTICLE 10 — TERM AND TERMINATION
     10.1 The term of this Agreement shall commence on the Effective Date and shall expire upon the expiration of the last-to-expire Licensed Patent or when terminated in accordance with any of the provisions herein. Upon expiration of the term of this License Agreement, ESPRIT shall have a fully paid-up license to make, have made, use and sell Licensed Products under the Licensed Technology in the Territory.
     10.2 Termination for Breach: Upon any breach of, or default under, any material provision of this Agreement by a Party, including, without limitation, nonpayment of amounts owed hereunder by ESPRIT for any reason whatsoever except as specifically provided for in this Agreement, the other Party may terminate this Agreement in whole or in part by giving ninety (90) days’ written notice (the “Notice Period”) to the breaching Party; provided however, that the breaching Party shall have seventy-five (75) days to cure any such breach prior to the commencement of the Notice Period. Said notice shall become effective at the end of such Notice Period, unless during said Notice Period the breaching Party shall cure such breach or default within the applicable cure period. Notwithstanding anything to the contrary contained herein, payment defaults will have a notice and cure period of five (5) days. Notwithstanding anything to the contrary contained herein, this Agreement will terminate at the option of NOVAVAX (without notice to ESPRIT or any other precondition on the part of NOVAVAX) upon breach by ESPRIT of any of its obligations under the Promissory Note.
     10.3 Effect of Termination for Breach by ESPRIT: Except as otherwise expressly set forth herein, upon termination by NOVAVAX under Section 10.2:
a) all licenses granted to ESPRIT hereunder shall cease and all such licensed rights shall revert to NOVAVAX;
b) ESPRIT shall, and it hereby does effective only upon termination by NOVAVAX as set forth above in 10.2, grant to NOVAVAX an exclusive (even as to ESPRIT), worldwide, irrevocable, perpetual, fully-paid up license, under ESPRIT Improvements and ESPRIT’s interest in the Joint Improvements, with the right to grant sublicenses, to make and have made, import, use, sell, offer for sale, and have sold Licensed Product in the Field.
c) ESPRIT shall promptly deliver to NOVAVAX all of the following documents: (1) all confidential information and materials related to any Licensed Product provided by NOVAVAX pursuant to this Agreement, and (2) any New Drug Application (as defined in 21 C.F.R. Part 314) (“NDA”), any other filing with any governmental or regulatory authority worldwide in connection with any Licensed Product, and all related data, documents, reports, files (including the related drug master file), filings and correspondence with any governmental or regulatory authority, adverse event reports, clinical trial results, any investigative new drug applications and supporting data and information (“IND”), and all other documents or information, in whatever form, relating to the manufacture, use and sale of the Licensed Products;
d) if ESPRIT has applied for or obtained any regulatory approvals in any country for any Licensed Product, then ESPRIT shall, to the extent legally permissible, take all additional action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to NOVAVAX of such applications or regulatory approvals; and
e) any regulatory filings for any Licensed Product which have been submitted in ESPRIT’s name, subject to FDA approval, will be transferred to NOVAVAX’s name; and

     10.4 Effect of Termination for Breach by NOVAVAX: Except as otherwise expressly set forth herein, upon termination by ESPRIT under Section 10.2:
a) ESPRIT shall be free of any obligation to make any further, unaccrued payments to NOVAVAX relating to the terminated license pursuant to Articles 3, 4 or 5; and
b) NOVAVAX shall promptly deliver to ESPRIT all confidential information of ESPRIT, including, confidential information relating to ESPRIT Improvements, then in NOVAVAX’s possession and materials related to any Licensed Product provided by ESPRIT to NOVAVAX pursuant to this Agreement.
     10.5 Termination for Bankruptcy: NOVAVAX or ESPRIT may terminate this Agreement should the other Party commit an act of bankruptcy, be declared bankrupt, voluntarily file or have filed against it a petition for bankruptcy or reorganization unless such petition is dismissed within sixty (60) days of filing, enter into a procedure of winding up to dissolution or should a trustee or receiver be appointed for its business assets or operations. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of Title 11, U.S. Code (“Bankruptcy Code”) license rights to “intellectual property” as defined under Section 101 (35A) of the Bankruptcy Code. The parties agree that ESPRIT, as a licensee of such right, under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.
     10.6 Certain Effects of Termination; Payments and Dispute Resolution: In the event of termination of this Agreement by NOVAVAX under Section 10.2, ESPRIT shall not be relieved of the duty and obligation to pay in full, payments due, accrued, and unpaid at the effective date of such termination, nor shall any such termination relieve either Party of any obligation arising hereunder prior to such termination. Notwithstanding the foregoing, from the date either Party notifies the other Party that it wishes to commence a proceeding in accordance with the dispute resolution procedures set forth in Article 12 until the date such proceeding has been concluded, the running of the time period referred to in this paragraph for curing a breach shall be suspended with respect to the subject matter of the dispute, claim or controversy.
     10.7 Upon termination of any license granted herein, in part or in whole as to any Licensed Product, ESPRIT shall have the right to sell off any of such Licensed Product in its inventory provided ESPRIT pays to NOVAVAX any royalties otherwise calculated in accordance with this Agreement.
     10.8. Survival of Provisions Upon Termination. (a) In the event of termination of this Agreement by NOVAVAX under Section 10.2, the provisions of Section 2.4 and the provisions listed in subsection (b) below shall survive the termination of this Agreement to the extent provided for herein, and (b) the following provisions shall survive the termination or expiration of this Agreement to the extent of any claims thereunder arising out of facts or circumstances arising or existing prior to the date of such termination of expiration : Articles 6, 11, 12 and 13, and Sections 9.3, 9.4, 10.6, 10.7 and 10.8.

ARTICLE 11 — INDEMNIFICATION
     11.1 NOVAVAX and ESPRIT will each defend as the case maybe (each an “Indemnifying Party”) , at its own expense, indemnify and hold harmless the other Party and its Affiliates from and against any and all damages, liabilities, losses, costs, and expenses, including attorneys fees, arising out of any claim, suit or proceeding brought against the other Party to the extent such claim, suit, or proceeding is based upon a claim arising out of or relating to (i) any breach or violation of, or failure to perform, any covenant or agreement made by such indemnifying Party in this Agreement, unless waived in writing by the indemnified Party; (ii) any breach of the representations or warranties made by such indemnifying Party in this Agreement; or (iii) the negligence or willful misconduct of the indemnifying Party, except, under clause (ii), to the extent arising out of the breach, violation, failure, negligence or willful misconduct of the indemnified Party. Each Party agrees that it shall promptly notify the other in writing of any such claim or action and give the indemnifying Party full information and assistance in connection therewith. The indemnifying Party shall have the sole right to control the defense of any such claim or action and the sole right to settle or compromise any such claim or action, except that the prior written consent of the other Party shall be required in connection with any settlement or compromise which could (i) place any obligation on or require any action of such other Party; (ii) admit or imply any liability or wrongdoing of such other Party; or (iii) adversely affect the goodwill or public image of such other Party. Notwithstanding the foregoing, the indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the indemnified Party. Except as otherwise provided herein, NOVAVAX will defend, at its own expense, indemnify and hold harmless the other ESPRIT and its Affiliates from and against any and all damages, liabilities, losses, costs, and expenses, including attorneys fees, arising out of any claim, suit or proceeding brought against the ESPRIT or any such Affiliate to the extent such claim, suit, or proceeding is based upon a claim arises out of a third party claim or suit or demand based on bodily injury or property damage resulting from the manufacture, use or sale of Licensed Product in the Field by NOVAVAX or its Affiliates or sublicensees pursuant to this Agreement other than in accordance with specifications as provided in the Supply Agreement, unless such claim is due to the negligent, grossly negligent or intentional act or omission of ESPRIT.
     11.2 In the event that any Party hereunder seeks indemnification under this Article 11, such Party shall: (a) promptly inform the Indemnifying Party of any claim, suit or demand threatened or filed, and (b) cooperate as requested (at the expense of the Indemnifying Party) in the defense of such claims.
     11.3 An Indemnifying Party’s (including sublicensees) obligations under this Article 11 shall not extend to any claims, suits or demands for liability, damages, losses, costs and expenses arising from the Indemnified Party’s failure to comply with the terms and conditions of this Agreement or arising from the negligence, gross negligence, intentional wrongful act or omission of the Indemnified Party, its agents or employees.
ARTICLE 12 — ARBITRATION
     12.1 Any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrators shall be selected within twenty Business Days from filing of a demand for arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. Within 45 days of filing of a demand for arbitration, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrators or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the parties. The arbitration shall be held in New York, New York, Borough of Manhattan and the arbitrators shall apply the substantive law of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm. THE ARBITRATOR SHALL NOT AWARD EITHER PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, OR ATTORNEYS FEES OR COSTS. Prior to commencement of arbitration, the parties must attempt to mediate their dispute using a professional mediator from AAA, the CPR Institute for Dispute Resolution, or like organization selected by agreement or, absent agreement, through selection procedures administered by the AAA. Within a period of 45 days after the request for mediation, the parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than 45 days absent agreement of the parties or interfere with the availability of emergency relief.
ARTICLE 13 — MISCELLANEOUS
     13.1 Any delays in or failures of performance by a Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; and sabotage (a “Force Majeure Event”); and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence. In the event that a Party’s performance of payment obligations is suspended for more than one hundred and twenty (120) days because of a Force Majeure Event, the other Party has the right to terminate this Agreement upon written notice to the non-performing Party.
     13.2 This Agreement, or any of the rights and obligations created herein ,including but not limited to the licenses granted under Article 2, shall not be assigned or transferred, in whole or in part, by either Party hereto without the prior written consent of the other Party which will not be unreasonably withheld or delayed; provided, however, that either Party may, without such consent, assign the Agreement and its rights and obligations hereunder (A) to a wholly owned operating Affiliate of such Party or (B) in connection with the transfer or sale of all or substantially all of its assets to a third party so long as: (i) each Party will provide the other Party with at least ten (10) days prior written notice thereof; and (ii) in the event of such a transfer by NOVAVAX, any permitted assignee shall assume all obligations of its assignor under the Agreement in a writing delivered to the other Party. Any attempted assignment or transfer of such rights or obligations without such consent, except as provided herein, shall be void. This Agreement shall binding upon any purchaser of all or substantially all of the assets of the either Party, as the case may be. This Section 13.2 shall not be deemed to otherwise prohibit or otherwise apply to a change in control of NOVAVAX (whether by merger of sale of capital stock or otherwise) at the shareholder or Board of Director levels or otherwise.

     13.3 The waiver by a Party, whether express or implied, of any provisions of this Agreement, or of any breach or default of a Party, shall not be construed to be a continuing waiver of such provision, or of any succeeding breach or default or of a waiver of any other provisions of this Agreement.
     13.4 All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of New York, U.S.A., without regard to its choice or conflict of law principles.
     13.5 Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The parties shall replace such ineffective provision for such jurisdiction with a valid and enforceable provision which most closely approaches the NOVAVAX, intent, and purpose of this Agreement, and in particular, the provision to be replaced.
     13.6 ESPRIT and NOVAVAX are independent contractors and shall not be deemed to be partners, joint venturers or each other’s agents, and neither shall have the right to act on behalf of the other except as expressly provided hereunder or otherwise expressly agreed to in writing.
     13.7 It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have in this Agreement incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided for herein, neither Party has made any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement (together with the schedules attached hereto (i) constitute the entire agreement and understanding between the parties with respect to the matters contained herein, and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement, and (ii) supersede all previous understandings, agreements and representations between the parties, written or oral relating to the subject matter hereof. The parties hereto may from time to time during the continuance of this Agreement modify, vary or alter any of the provisions of this Agreement, but only by written agreement of all parties hereto.
     13.8 All communications, reports, payments and notices required by this Agreement shall be addressed to the Partied(s) at their respective address(s) set forth below or to such other address as requested by a Party by notice in writing to the other parties.

If to NOVAVAX:	Attention: Chief Executive Officer
NOVAVAX, Inc.
508 Lapp Road
Malvern, PA 19355

With a copy to:	Ropes & Gray LLP
45 Rockefeller Plaza
New York, NY 10111
Attention: Sanford B. Kaynor, Jr.

If to ESPRIT:	Attention: Chief Executive Officer
Esprit Pharma, Inc.
Two Tower Blvd.
East Brunswick, NJ 08816

With a copy to:	Steven M. Bosacki, General Counsel
Esprit Pharma, Inc.
Two Tower Blvd.
East Brunswick, NJ 08816
     All such notices, reports, payments and communications shall be made by First Class mail; postage prepaid, and shall be considered made as of the date of deposit with the United States Post Office.
     13.9 This Agreement may not be amended or modified unless in writing executed by both parties hereto. Except as otherwise expressly set forth herein, neither party will have any rights of setoff or to withhold the performance of any obligation (including with respect to any payment otherwise required to be made) hereunder.
     13.10. Unless otherwise expressly provided for herein (i) financial and accounting terms will have the meaning ascribed to such terms in accordance with GAAP, (ii) the word, “including”, will mean “including but not limited to” and the word “day” will mean “calendar day”, (iii) references to the singular will include the plural and vice versa, (iv) the use of any pronoun will include the neuter and both genders, and (v) references to Sections, Articles, Schedules and Exhibits will be references to Sections, Articles, Schedules and Exhibits to this Agreement and the word, “herein” and words of similar import will be construed to refer to this Agreement, (vi) the word “knowledge” will mean actual knowledge after reasonably diligent inquiry of executive officers of the relevant entity, and (vii) headings and titles of Sections and Articles herein will be construed to be descriptive only and without any substantive or interpretive effect.
     13.11 If at any time during the term of this Agreement and prior to *****, NOVAVAX receives a bona fide proposal from a third party to enter into an exclusive license agreement to market a product containing ***** in NOVAVAX’s ***** for the treatment of *****. NOVAVAX shall promptly notify ESPRIT in writing. ESPRIT may, but shall not be obligated to deliver to NOVAVAX within in ***** (*****) days of receipt of such notice, a letter stating that ESPRIT wishes to enter into an exclusive license for any of the products herein as the case may be, on substantially the same terms and conditions received in its most favorable third party proposal. The parties hereto agree to diligently negotiate in good faith to complete the transaction contemplated herein. In the event the parties are not able to consummate an agreement ***** (*****) days of receipt of such notice, NOVAVAX shall be entitled to negotiate a transaction with respect to the foregoing product on terms acceptable to NOVAVAX

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

ARTICLE 14 — TAXES
     14.1 ESPRIT will make all payments to NOVAVAX under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.
     14.2 Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by ESPRIT on behalf of NOVAVAX to the appropriate governmental authority, and ESPRIT will furnish NOVAVAX with proof of payment of such tax.
     14.3 ESPRIT and NOVAVAX will cooperate with respect to all documentation required by any taxing authority or reasonably requested by ESPRIT to secure a reduction in the rate of applicable withholding taxes.

NOVAVAX, INC.		ESPRIT PHARMA, INC.

By:		By:

	Name:		Name:
	Title: President and Chief Executive Officer		Title:
Date:		Date:

LICENSE AGREEMENT
Schedule A — Patents and Patent Applications

Country	Status	Application No.	Patent No.	Issue Date	Expiration
United States	Granted	08/380942	5629021	05/13/1997	01/31/2015
Mexico	Granted	975663	198438	09/04/2000	01/29/2016
Canada	Granted	2211262	2211262	08/30/2005	01/29/2016

LICENSE AGREEMENT
Schedule B — Formulation For Existing Estrasorb®Licensed Product
Formulation (NOVAVAX-033/2)

Ingredient Description	Percent w/w
17 b -Estradiol USP/Ph. Eur.	*****
Soybean Oil USP	*****
Polysorbate 80 NF	*****
190 Proof Ethyl Alcohol USP	*****
Purified Water USP	*****

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

LICENSE AGREEMENT
Schedule 1 — Trademarks

	Application No.	Registration	Status /	Date
ESTRASORB	75/833622	2784534	Registered	18-Nov-2003

Class 5
Goods: pharmaceuticals, namely topical hormone preparations
International Class: 005
First Use Date: 2003-03-03
First Use in Commerce Date: 2003-03-03

Basis: 1(a)
www.estrasorb.com

LICENSE AGREEMENT
Schedule 9.1.7 — Product Sales and Returns
Novavax, Inc.
Estrasorb Sales by Month

		Gross Sales		Returns
		Units	Dollars	Units	Dollars
$
	Oct-04	*****	*****	*****	*****
	Nov-04	*****	*****
	Dec-05	*****	*****
	Jan-05	*****	*****
	Feb-05	*****	*****
	Mar-05	*****	*****
	Apr-05	*****	*****	*****	*****
	May-05	*****	*****	*****	*****
	Jun-05	*****	*****
	Jul-05	*****	*****
	Aug-05	*****	*****	*****	*****
	Sep-05	*****	*****

Totals		*****	*****		*****

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

LICENSE AGREEMENT
Schedule 9.2(e) — Voting Equity of ESPRIT

Fully Diluted
Voting
Equity
Private Equity Investor	Percentage
*****	*****%
*****	*****%
*****	*****%

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.